UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2009

CHAMPIONS BIOTECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Science and Technology Park at Johns Hopkins 855 N. Wolfe Street, Suite 619, Baltimore, MD	21205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 369-0365

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information disclosed under Item 5.02 of this Current Report on Form 8-K with respect to the Consulting Agreement, the Stock Purchase Agreement, and Mr. Martell’s relationship with Champions Biotechnology, Inc. (the “Company”) is incorporated by reference in response to this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2009, James Martell, the founder of the Company, resigned as Chief Administrative Officer of the Company, effective immediately. Mr. Martell will continue to provide services to the Company pursuant to the Consulting Agreement described below. In addition, he will continue to be a member of the Company’s Board of Directors.

Consulting Agreement

On May 18, 2009, Mr. Martell and the Company entered into a Consulting Agreement under which Mr. Martell agreed to assist the Company with the Company’s Personalized Oncology business and other business development matters. Mr. Martell also agreed to assist the Company with historical, strategic and tactical issues as they arise.

The Consulting Agreement contemplates that Mr. Martell shall generally devote at least 25 hours per week to his services to the Company. The Company will pay Mr. Martell $100,000 annually (payable in equal monthly installments) under the terms of the Consulting Agreement, and it also agreed to reimburse Mr. Martell for reasonable and necessary expenses incurred by him in connection with providing services to the Company. As an independent contractor, Mr. Martell will not be eligible to participate in any of the Company’s benefit programs.

Finally, the Consulting Agreement contains typical provisions regarding the limited scope of Mr. Martell’s authority within the Company, the exchange of confidential information in connection with the services to be provided pursuant to the agreement, and non-competition matters. The Consulting Agreement provides for a term of two years, which does not automatically renew and can only be extended if the parties agree upon such an extension in writing. Either party may terminate the Consulting Agreement for any reason or no reason with 90 days advance written notice, provided that any termination by the Company must receive the prior written approval of the Chairman of the Company’s Board of Directors.

Stock Purchase Agreement

Mr. Martell and the Company also entered into a Stock Purchase Agreement on May 18, 2009, pursuant to which the Company agreed to purchase from Mr. Martell up to 2,250,000 shares (the “Shares”) of the Company’s common stock.

The Stock Purchase Agreement provided for an initial purchase of Shares no later than on May 18, 2009. At such initial closing, the Company purchased that number of Shares as was determined by dividing $125,000 by the Purchase Price (as defined below).

For so long as the Consulting Agreement described above remains in effect, the Company is obligated to purchase from Mr. Martell an aggregate of $31,250 worth of Shares per calendar quarter. The first such quarterly purchase was made on May 18, 2009 with respect to the quarter that ended on April 30, 2009. Subsequent quarterly purchases will be made no later than on July 31, October 31, January 31 and April 30 until the term of the Consulting Agreement expires or is terminated by the parties. In connection with each quarterly purchase, the Company will purchase from Mr. Martell that number of shares as is determined by dividing $31,250 by the then prevailing Purchase Price.

If the Consulting Agreement is terminated or not renewed pursuant to its terms, the Stock Purchase Agreement will also be terminated and the Company’s obligation to make purchases under the Stock Purchase Agreement will immediately cease. At any time until the first anniversary of the termination of the Consulting Agreement, the Company has an option to purchase any remaining Shares at the prevailing Purchase Price. The Company has the discretion to exercise the option in multiple closings if it so chooses, provided that in no event shall the number of Shares purchased by the Company under the Stock Purchase Agreement (including pursuant to the option) exceed 2,250,000 Shares.

Under the terms of the Stock Purchase Agreement, the “Purchase Price” is equal to the lesser of (i) $0.50 per Share or (ii) 50.0% of the volume-weighted average closing price of the Company’s common stock as quoted on the OTC Bulletin Board (or such other medium that publishes quotes of the Company’s common stock) for the 30-day trading period ending on the day before the Company gives Mr. Martell notice of its intent to make a purchase. If the Purchase Price would be less than $0.50 per Share in connection with any purchase, Mr. Martell will not be obligated to sell such Shares unless the Company agrees to pay $0.50 per Share. If the Company does not agree to pay such price, the Shares that would otherwise be purchased will be carried forward, and the Company will be obligated to purchase such Shares (and any other carry-over Shares) in the first subsequent quarter in which the Company is obligated to purchase Shares under the Stock Purchase Agreement.

The Stock Purchase Agreement also contains typical representations and warranties of the parties, as well as typical conditions to the parties’ obligation to complete each closing contemplated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPIONS BIOTECHNOLOGY, INC.
(Registrant)

Date: May 21, 2009

By: /s/ Douglas D. Burkett
Douglas D. Burkett
President